UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
July 29, 2020
Live Nation Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive
Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 867-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 Par Value Per Share	LYV	New York Stock Exchange
(Includes Preferred Stock Purchase Rights)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.
On July 29, 2020, Live Nation Entertainment, Inc. (the “Company”) entered into Amendment No. 8 (“Amendment No. 8”) to its Credit Agreement dated as of May 6, 2010, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as London Agent (and as amended, restated, supplemented or modified prior to Amendment No. 8, the “Credit Agreement” and as amended by Amendment No. 8, the “Amended Credit Agreement”), as described in more detail below.
As previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2020, the Company entered into Amendment No. 7 to the Credit Agreement on April 9, 2020 to, among other things, strengthen its liquidity position and gain flexibility in its debt covenants in response to the impact that the global COVID-19 pandemic is having on its business. The Amended Credit Agreement gives the Company further flexibility in its debt covenants and modifies the existing Credit Agreement to, among other things:
(i) extend beyond September 30, 2020 the substitution of the Company’s consolidated net leverage ratio covenant under the Credit Agreement with a liquidity covenant until the earlier of (a) December 31, 2021 and (b) at the election of the Company, any fiscal quarter ending prior to December 31, 2021 so long as such election is made during the last month of such fiscal quarter or within 30 days following the end of such fiscal quarter;
(ii) require the Company to maintain $500.0 million of liquidity (with liquidity being the sum of Free Cash (as defined in the Amended Credit Agreement), event-related deferred revenue of up to $250.0 million (increased from the $150.0 million limitation under the existing Credit Agreement), availability under the Company’s existing revolving credit facilities and availability under the Company’s existing $400.0 million delayed draw term A loan facility) measured (a) on the last day of each fiscal quarter ending June 30, 2020, September 30, 2020 and December 31, 2020 and (b) thereafter, on a monthly basis commencing January 31, 2021 until the earlier of (x) November 30, 2021 and (y) the last day of the calendar month before the consolidated net leverage ratio covenant applies;
(iii) annualize Consolidated EBITDA (as defined in the Amended Credit Agreement) for the first three fiscal quarters in which the consolidated net leverage ratio covenant applies by dividing (a) Consolidated EBITDA for the period comprising such first three fiscal quarters, as applicable by (b) the sum of the Financial Covenant Percentage Factor (as defined in the Amended Credit Agreement) applicable to such fiscal quarters, which takes into account the historic seasonality of the Company’s business;
(iv) reset the consolidated net leverage ratio upon resumption of its application to 6.75:1.00, with step downs to 6.25:1.00 (after four quarters), 5.75:1.00 (after eight quarters), 5.50:1.00 (after twelve quarters) and 5.25:1.00 (after fourteen quarters through maturity);
(v) temporarily limit the Company’s ability to make certain investments and incur additional indebtedness (including reducing the Company’s fixed basket for incremental credit facilities to $425.0 million) and liens, for the period commencing on the effective date of the Amended Credit Agreement and ending on the date on which the Company delivers its financial statements and compliance certificate for the first fiscal quarter in which the consolidated net leverage ratio covenant applies; and
(vi) continue the suspension of the Company’s ability to make certain voluntary restricted payments through the date on which the Company delivers a compliance certificate reflecting its compliance with the consolidated net leverage ratio (calculated without annualizing Consolidated EBITDA).
Item 2.03 Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.
The information set forth in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.
Item 8.01 Other Events.
On July 31, 2020, the Company issued a press release announcing the matters described herein. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press release issued by Live Nation Entertainment, Inc. on July 31, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

By:	/s/ Brian Capo
Brian Capo
Chief Accounting Officer
July 31, 2020